                                                                      Exhibit 12
                                                                      ----------
                       UNITED STATES CELLULAR CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                              Three Months Ended
                                                                March 31, 2002
                                                              ------------------
                                                          (Dollars in thousands)
EARNINGS
  Income from Continuing Operations before income taxes            $     81,673
      Add (Deduct):
        Earnings on Equity Method                                       (10,461)
        Distributions from Minority Subsidiaries                          3,878
        Minority interest in income of majority-owned subsidiaries
          that do not have fixed charges                                 (2,582)
                                                                   ------------
                                                                   $     72,508

      Add fixed charges:
        Consolidated interest expense                              $      8,835
        Deferred debt expense                                               194
        Interest Portion (1/3) of Consolidated Rent Expense               2,952
                                                                   ------------
                                                                   $     84,489
                                                                   ============

FIXED CHARGES
      Consolidated interest expense                                $      8,835
      Deferred debt expense                                                 194
      Interest Portion (1/3) of Consolidated Rent Expense                 2,952
                                                                   ------------
                                                                   $     11,981
                                                                   ============

RATIO OF EARNINGS TO FIXED CHARGES                                         7.05
                                                                   ============

  Tax-Effected Preferred Dividends                                 $         78
  Fixed Charges                                                          11,981
                                                                   ------------
      Fixed Charges and Preferred Dividends                        $     12,059
                                                                   ============

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS                 7.01
                                                                   ============